UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14C

Information Statement Pursuant to Section 14(e) of the Securities Exchange Act of 1934

Check the appropriate box:

☐	Preliminary Information Statement

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☒	Definitive Information Statement

ADUROMED INDUSTRIES, INC.

(Name of Registrant as specified in its charter)

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ADUROMED INDUSTRIES, INC.
3 Trowbridge Drive
Bethel, Connecticut 06801

To the Stockholders of Aduromed Industries, Inc.:

Our Board has proposed Certificates of Amendment to effect the following amendments to our Certificate of Incorporation (collectively, the "Charter Amendments"):

•	to change the corporate name of the Company to “MedClean Technologies, Inc.”; and

•
to effect a reverse stock split of the Company’s Common Stock, $.0001 par value, at a specific ratio to be determined by the Board of Directors of not more than one-for-fifty such that one new share of Common Stock will be issued for up to every fifty shares of issued and outstanding Common Stock.

Each of the foregoing matters is described in more detail in the attached Information Statement, and all capitalized terms are defined therein.

On or after twenty days following the mailing of this Information Statement the holders of more than 50% of our Common Stock, voting as a single class, will approve the Charter Amendments by written consent.

The Information Statement is being sent to you for informational purposes only. We are not asking for a proxy or vote on any of the matters described therein. However, we encourage you to read the Information Statement carefully.

Sincerely,

/s/ Scott Grisanti
Scott Grisanti
Chief Executive Officer

Bethel, CT
December 3, 2008

ADUROMED INDUSTRIES, INC.
3 Trowbridge Drive
Bethel, Connecticut 06801

INFORMATION STATEMENT
AND
NOTICE OF ACTION TO BE TAKEN WITHOUT A MEETING

This Information Statement and Notice of Action to be Taken Without a Meeting is being furnished by the board of directors (the "Board") of Aduromed Industries, Inc. (the "Company," "we", "our" or "us") to the holders of our Common Stock (as defined herein) at November 28, 2008 (the "Record Date") in connection with the filing of certificates of amendment, in the forms attached hereto as Annex A (the "Certificates of Amendment") to our Certificate of Incorporation, which would effect the following amendments to our Certificate of Incorporation (collectively, the "Charter Amendments"):

Amendment 1	To change our corporate name to “MedClean Technologies, Inc.”

Amendment 2
To effect a reverse stock split of the Company’s Common Stock, $.0001 par value, at a specific ratio to be determined by the Board of not more than one-for-fifty (the “Reverse Split”) such that one new share of Common Stock will be issued for up to every fifty shares of issued and outstanding Common Stock.

Pursuant to Section 228 of the Delaware General Corporation Law (the "DGCL"), any action that may be taken at any annual or special meeting of the stockholders may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Under federal law these proposals may not be effected until at least 20 days after this Information Statement has first been sent to our stockholders, at which time, we intend to file the Certificates of Amendment with the Delaware Secretary of State. We may file separate Certificates of Amendment regarding the name change and the Reverse Split, and the time at which we file such Certificate of Amendment regarding the name change is referred to herein as the "Name Change Effective Time" and the time at which we file such Certificate of Amendment regarding the Reverse Split is referred to herein as the "Reverse Split Effective Time."

We will obtain the required approval for the Charter Amendments by means of one or more written consents of stockholders, dated on or after December 23, 2008. A meeting to approve the Charter Amendments is therefore unnecessary, and our Board decided to forego the expense of having one.

WE ARE NOT ASKING YOU FOR A PROXY AND
YOU ARE REQUESTED NOT TO SEND US A PROXY

This Information Statement is first being mailed on or about December 3, 2008, to the holders of our outstanding Common Stock as of the Record Date.

 VOTING SECURITIES AND PRINCIPAL HOLDERS

As of the Record Date, we had issued approximately 561,813,980 and outstanding approximately 561,518,380 shares of Common Stock, par value $0.0001 per share (the "Common Stock"), held by approximately 1,400 stockholders of record.

Set forth below is information as to each class of our voting securities entitled to vote on the Charter Amendments, together with the number of outstanding shares of each such class and number of votes to which each class is entitled.

Class of Security	Number of Shares Outstanding	Number of Votes to Which Such Class is Entitled
Common Stock	561,518,380	561,518,380
Preferred Stock	-0-	-0-

CHANGE OF CONTROL

A Master Restructuring Agreement, dated as of July 10, 2008 (the “MRA”), was entered into among the Company, the Company’s wholly-owned subsidiary, Aduromed Corporation (“Aduromed”, and together with the Company, the “Companies”), Pequot Capital Management, Inc. (“Pequot”), on behalf of various funds managed by Pequot (the “Pequot Funds”), Sherleigh Associates Inc. Defined Benefit Pension Plan (“Sherleigh”), holders of $1,225,000 in principal amount of the Company’s 12% Secured Promissory Notes due July 31, 2008 (the “Bridge Loan Holders”), and Mr. Joseph Esposito, corporate and business development advisor to the Company and Chairman of the Board (“Esposito”).

Pursuant to the terms of the MRA, (i) the Amended and Restated Stockholders' Agreement, dated as of January 23, 2006, by and among the Companies, the Pequot Funds, Sherleigh and Mr. Damien Tanaka, and (ii) Mr. Tanaka’s employment agreement, both of which contained voting agreements among the parties for the election of directors of the Companies, were terminated.

As of August 4, 2008 (the “Effective Time”), pursuant to the terms of the MRA, the parties to the MRA agreed among themselves to vote their collective shares of Common Stock such that (i) the Board would be increased to nine (9) members, (ii) the Pequot Funds shall have the right to have two (2) designees elected to the Board, (iii) Sherleigh shall have the right to have two (2) designees elected to the Board, and (iv) Heller Capital Management shall have the right to have one (1) designee elected to the Board.

As of the Effective Time, the Company has only common stockholders and the major common stockholders are as follows:

Common Stockholder	% Ownership Post Restructuring	% Ownership Post Restructuring Fully Diluted
The Pequot Funds	23.35%	28.21%
Sherleigh	12.81%	13.30%
Ronald I. Heller	19.46%	10.10%
Esposito	5.15%	7.48%

AMENDMENT 1

Purpose and General Effect of Amendment

The Board deems it advisable and in the best interests of the Company and its stakeholders to bring the goodwill associated with the identity and recognition of the “MedClean” brand name into the corporate name of the Company.

AMENDMENT 2

Our Board has unanimously approved and adopted, subject to stockholder approval, the Reverse Split.

Pursuant to the proposed Reverse Split, a specified number of outstanding shares of Common Stock, not to exceed fifty, would be combined and become one share of Common Stock. When this proposal is approved by written consent of holders of more than 50% of our Common Stock, the Board will have the authority, but not the obligation, in its sole discretion, to select the exact ratio for the Reverse Split and implement the Reverse Split without further action on the part of stockholders. The Company is proposing that the Board have such discretion, rather than proposing that stockholders approve a specific ratio, in order to give the Board flexibility and allow the Board to consider various factors at the time of implementation of the Reverse Split, including prevailing market and economic conditions, the historical and projected performance of the Common Stock and trading volumes, and the projected impact of the Reverse Split on trading liquidity, among other factors.

As of the Record Date, the Company had 561,518,380 shares of Common Stock issued and outstanding. Based on the number of shares currently issued and outstanding, immediately following the Reverse Split the Company would have approximately 11,230,368 shares of Common Stock issued and outstanding (without giving effect to rounding for fractional shares) and total authorized shares of 28,000,000 if the ratio for the Reverse Split is one for fifty. The par value of the Common Stock will not be changed in connection with the Reverse Split.

When approved and if implemented, the Reverse Split will be realized simultaneously and in the same ratio for all shares of the Common Stock. All holders of Common Stock will be affected uniformly by the Reverse Split, which will have no effect on the proportionate holdings of any of our stockholders, except for possible changes due to the treatment of fractional shares resulting from the Reverse Split. In lieu of issuing fractional shares, the Company will round up in the event a stockholder would be entitled to receive less than one share of Common Stock as a result of the Reverse Split. In addition, the split will not affect any holder of Common Stock’s proportionate voting power (subject to the treatment of fractional shares), and all shares of Common Stock will remain fully paid and non-assessable. The number of authorized shares of the Company’s preferred stock will not be affected in any way by the Reverse Split.

When approved by written consent of holders of more than 50% of our Common Stock and if implemented by the Board, the Reverse Split would be effective as of the Reverse Split Effective Time and the Board will determine the actual time of filing of the Charter Amendment regarding the Reverse Split.

The Board reserves the right, notwithstanding stockholder approval and without further action by stockholders, to elect not to proceed with the Reverse Split if the Board determines that the Reverse Split is no longer in the best interests of the Company and its stockholders. If the Reverse Split is not implemented by the Board by August 31, 2009, then the Reverse Split will be deemed abandoned, without further effect.

Reasons for the Reverse Split

The primary purpose for effecting the Reverse Split is to increase the trading price of our Common Stock and decrease the number of outstanding shares of our Common Stock so as to:

•	make our Common Stock more attractive to investors, in particular institutional investors, and facilitate investment in the Company;

•
bring the share price of our Common Stock, along with the number of shares of our Common Stock authorized, and the number of shares of our Common Stock outstanding, to a range more appropriate and more in line with other companies with comparable market capitalization; and

In determining to authorize the Reverse Split, and in light of the foregoing, our Board considered, among other things, that a sustained higher per share price of our Common Stock, which should result from the Reverse Split, might heighten the interest of the financial community in the Company and potentially broaden the pool of investors that may consider investing in the Company. Our Board has determined that investors who would otherwise be potential investors in our Common Stock would prefer to invest in shares that trade in a price range higher than the range in which the Common Stock currently trades. On November 28, 2008, the closing sale price of our Common Stock on the Over-The-Counter Bulletin Board was $0.25. In theory, the Reverse Split should cause the trading price of a share of our Common Stock after the Reverse Split to be up to fifty times what it would have been if the Reverse Split had not taken place, depending on the ratio selected by the Board. However, this will not necessarily be the case.

In addition, our Board considered that as a matter of policy, many institutional investors are prohibited from purchasing stocks below certain minimum price levels. For the same reason, brokers may be reluctant to recommend lower-priced stocks to their clients, or may discourage their clients from purchasing such stocks. Other investors may be dissuaded from purchasing lower-priced stocks because the commissions, as a percentage of the total transaction, tend to be higher for such stocks. Our Board believes that, to the extent that the price per share of our Common Stock remains at a higher per share price as a result of the Reverse Split, some of these concerns may be ameliorated. The combination of lower transaction costs and increased interest from investors could also have the effect of increasing the liquidity of the Common Stock.

Another potential effect of the Reverse Split is making the Company more attractive to employees and service providers. Some potential employees and service providers may be less likely to work for a company with a low stock price, regardless of the company’s market capitalization. If the Reverse Split successfully increases the per share trading price of the Common Stock, such increase may increase our ability to attract, retain and motivate employees and service providers.

Our Board also believes that the total number of shares of our Common Stock currently outstanding is disproportionately large relative to our present market capitalization and that a Reverse Split would bring the number of outstanding shares to a level more in line with other companies with comparable capitalizations. Moreover, our Board considered that when the number of outstanding shares of Common Stock is unreasonably large in relation to a company’s earnings, a significant positive change in net earnings is required to create a noticeable improvement, in absolute terms, in such company’s reported earnings per share levels. If we were to effect a Reverse Split and decrease the number of shares outstanding, our investors could more easily understand the impact on earnings (or loss) per share attributable to the operational efforts of our management.

In evaluating whether or not to authorize the Reverse Split, in addition to the considerations described above, our Board also took into account various negative factors associated with reverse stock splits. These factors include:

•	the negative perception of reverse stock splits held by some investors, analysts and other stock market participants;

•	the fact that the stock price of some companies that have implemented reverse stock splits has subsequently declined back to pre-reverse stock split levels;

•	the adverse effect on liquidity that might be caused by a reduced number of shares outstanding, and the potential concomitant downward pressure decreased liquidity could have on the trading price; and

•	the costs associated with implementing a reverse stock split.

Also, other factors such as our financial results, market conditions and the market perception of our business may adversely affect the market price of our Common Stock. As a result, there can be no assurance that the price of our Common Stock would be maintained at the per share price in effect immediately following the effective time of the Reverse Split. There also can be no assurance that the total market capitalization of the Company following the Reverse Split will be higher than the market capitalization preceding the split or that an increase in our trading price, if any, would be sufficient to generate investor interest.

If the Reverse Split is effecuated, stockholders will own a fewer number of shares than they currently own (a number equal to the number of shares owned immediately prior to the Reverse Split divided by a number up to fifty). While we expect that the Reverse Split will result in an increase in the per share price of our Common Stock, the Reverse Split may not increase the per share price of our Common Stock in proportion to the reduction in the number of shares of our Common Stock outstanding. It also may not result in a permanent increase in the per share price, which depends on many factors, including our performance, prospects and other factors that may be unrelated to the number of shares outstanding. The history of similar reverse splits for companies in similar circumstances is varied.

If the Reverse Split is effecuated and the per share price of our Common Stock declines, the percentage decline as an absolute number and as a percentage of our overall market capitalization may be greater than would occur in the absence of the Reverse Split. Furthermore, the liquidity of our Common Stock could be adversely affected by the reduced number of shares that would be outstanding after the Reverse Split.

In addition, the Reverse Split will likely increase the number of stockholders who own “odd lots” (stock holdings in amounts of less than 100 shares). Stockholders who hold odd lots typically will experience an increase in the cost of selling their shares, as well as possible greater difficulty in effecting such sales. Any reduction in brokerage commissions resulting from the Reverse Split may be offset, in whole or in part, by increased brokerage commissions required to be paid by stockholders selling odd lots created by the split.

Finally, if we implement the Reverse Split, immediately following the Reverse Split the Company would have approximately 16,769,632 authorized but unissued shares of our Common Stock (assuming a split ratio of one to fifty and without giving effect to rounding for fractional shares). After giving effect to authorized but unissued shares which the Company is obligated to reserve for issuance upon exercise of outstanding warrants and options, the Company would have approximately 6,355,269 authorized but unissued shares of our Common Stock available for issuance, which will be substantially the same percentage basis compared to total authorized shares (22.69%) as pre-Reverse Split. The Reverse Split is not being proposed in response to any effort of which the Company is aware to accumulate shares of Common Stock or obtain control of the Company.

Principal Effects of the Reverse Split

General

The Reverse Split will affect all of holders of our Common Stock uniformly and will not change the proportionate equity interests of such stockholders, nor will the respective voting rights and other rights of holders of our Common Stock be altered, except for possible changes due to the treatment of fractional shares resulting from the Reverse Split, as described below. The number of authorized shares of the Company’s preferred stock will not be affected in any way by the Reverse Split.

Exchange Act Matters

Our Common Stock is currently registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and we are subject to the periodic reporting and other requirements of the Exchange Act. The Reverse Split, if implemented, will not affect the registration of our Common Stock under the Exchange Act or our reporting or other requirements thereunder. Our Common Stock is currently traded, and following the Reverse Split will continue to be traded, on the Over-The-Counter Bulletin Board under the symbol “ADRM.OB”, subject to our continued satisfaction of the OTCBB listing requirements. The Charter Amendment regarding the name change of the Company will, however, require us to have a new symbol which will be determined at the Name Change Effective Time. The CUSIP number for our Common Stock will also change in connection with the Reverse Split and the name change and will be reflected on new certificates issued by the Company and in electronic entry systems.

Number of Shares of Common Stock and Number of Stockholders

If approved and implemented, the Reverse Split would have the following effects on the number of shares of Common Stock:

1. up to fifty shares of our Common Stock owned by a stockholder immediately prior to the Reverse Split would become one share of Common Stock after the Reverse Split;

2. all outstanding but unexercised options and warrants entitling the holders thereof to purchase shares of our Common Stock will enable such holders to purchase, upon exercise of their options or warrants, up to one-fiftieth of the number of shares of our Common Stock that such holders would have been able to purchase upon exercise of their options or warrants immediately preceding the Reverse Split, at an exercise price equal to up to fifty times the exercise price specified before the Reverse Split, resulting in approximately the same aggregate exercise price being required to be paid upon exercise thereof immediately preceding the Reverse Split; and

3. the number of shares of our Common Stock reserved for issuance (including the maximum number of shares that may be subject to options) under our stock option plan will be reduced to up to one-fiftieth of the number of shares currently included in such plan.

Rounding in Lieu of Issuing Fractional Shares

The Company will not issue fractional shares in connection with the Reverse Split. Instead, the Company will round up to the nearest whole share any stockholder’s share ownership to the extent such stockholder would be entitled to receive less than one share of Common Stock or greater as a result of the Reverse Split.

Accounting Matters

The Reverse Split will not affect total stockholders’ equity on our balance sheet. However, because the par value of our Common Stock will remain unchanged, the components that make up total stockholders’ equity will change by offsetting amounts. As a result of the Reverse Split, the stated capital component attributable to our Common Stock will be reduced to an amount equal to up to one-fiftieth of its present amount, and the additional paid-in capital component will be increased by the amount by which the stated capital is reduced. The per share net loss and net book value per share of our Common Stock will be increased as a result of the Reverse Split because there will be fewer shares of our Common Stock outstanding.

Procedure for Effecting the Reverse Split and Filing the Certificate of Amendment

Generally

If the Board determines that the Reverse Split continues to be in the best interests of the Company and its stockholders, our Board will file the Certificate of Amendment effecting the Reverse Split with the Secretary of State of the State of Delaware. The Reverse Split will become effective as of 5:00 p.m. eastern time on the Reverse Split Effective Time. At the Reverse Split Effective Time, each lot of up to fifty shares of Common Stock issued and outstanding immediately prior to the Reverse Split Effective Time will, automatically and without any further action on the part of our stockholders, be combined into and become one share of Common Stock, subject to the treatment for fractional shares described above, and each certificate which, immediately prior to the Reverse Split Effective Time, represented pre-Reverse Split shares, will be deemed cancelled and, for all corporate purposes, will be deemed to evidence ownership of post-Reverse Split shares. However, a stockholder will not be entitled to receive any dividends or distributions payable after the Reverse Split Effective Time until that stockholder surrenders and exchanges his or her certificates.

Securities Transfer Corporation, the Company’s transfer agent (the “Transfer Agent”), will act as exchange agent for purposes of implementing the exchange of stock certificates, and is sometimes referred to as the “exchange agent.” As soon as practicable after the Reverse Split Effective Time, a letter of transmittal will be sent to stockholders of record as of the Reverse Split Effective Time for purposes of surrendering to the exchange agent certificates representing pre-Reverse Split shares in exchange for certificates representing post-Reverse Split shares in accordance with the procedures set forth in the letter of transmittal. No new certificates will be issued to a stockholder until such stockholder has surrendered such stockholder’s outstanding certificate(s), together with the properly completed and executed letter of transmittal, to the exchange agent. From and after the Reverse Split Effective Time, any certificates formerly representing pre-Reverse Split shares which are submitted for transfer, whether pursuant to a sale, other disposition or otherwise, will be exchanged for certificates representing post-Reverse Split shares. STOCKHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATE(S) AND SHOULD NOT SUBMIT ANY CERTIFICATE(S) UNTIL REQUESTED TO DO SO.

In connection with the Reverse Split, our Common Stock will change its current CUSIP number. This new CUSIP number will appear on any new certificates representing post-Reverse Split shares of our Common Stock.

Street Name and Book-Entry Holders

Upon the Reverse Split, the Company intends to treat shares held by stockholders in “street name”, through a bank, broker or other nominee, in the same manner as stockholders whose shares are registered in their own names. Banks, brokers and other nominees will be instructed to effect the Reverse Split for their beneficial holders. These brokers, banks and other nominees may have other procedures for processing the transaction, however, and stockholders holding in street name are encouraged to ask their brokers, banks or other nominees any questions they may have regarding such procedures.

Stockholders who hold some or all of their shares in electronic book-entry form with the Transfer Agent do not have certificates evidencing their ownership and need not take any action to receive their post-Reverse Split shares. Rather, a statement will be sent automatically to any such stockholder’s address of record indicating the effects of the transaction, including the number of shares of Common Stock held following the Reverse Split.

Certain U.S. Federal Income Tax Consequences

The discussion below is only a summary of certain U.S. federal income tax consequences of the Reverse Split generally applicable to beneficial holders of shares of our Common Stock and does not purport to be a complete discussion of all possible tax consequences. This summary addresses only those stockholders who hold their pre-Reverse Split shares as “capital assets” as defined in the Internal Revenue Code of 1986, as amended (the “Code”), and will hold the post-Reverse Split shares as capital assets. This discussion does not address all U.S. federal income tax considerations that may be relevant to particular stockholders in light of their individual circumstances or to stockholders that are subject to special rules, such as financial institutions, tax-exempt organizations, insurance companies, dealers in securities, and foreign stockholders. The following summary is based upon the provisions of the Code, applicable Treasury Regulations thereunder, judicial decisions and current administrative rulings, as of the date hereof, all of which are subject to change, possibly on a retroactive basis. Tax consequences under state, local, foreign, and other laws are not addressed herein. Each stockholder should consult his, her or its own tax advisor as to the particular facts and circumstances that may be unique to such stockholder and also as to any estate, gift, state, local or foreign tax considerations arising out of the Reverse Split.

The Reverse Split will qualify as a recapitalization for U.S. federal income tax purposes. As a result,

•	Stockholders should not recognize any gain or loss as a result of the Reverse Split.

•	The aggregate basis of a stockholder’s pre-Reverse Split shares will become the aggregate basis of the shares held by such stockholder immediately after the Reverse Split.

•	The holding period of the shares owned immediately after the Reverse Split will include the stockholder’s holding period before the Reverse Split.

The above discussion is not intended or written to be used, and cannot be used by any person, for the purpose of avoiding U.S. Federal tax penalties. It was written solely in connection with the solicitation of stockholder votes with regard to a proposed reverse split of our Common Stock.

APPROVAL OF ACTION

The table below sets forth the total number of shares of Common Stock entitled to vote and the number of shares our Board expects to receive as consent to the action. Approval for the Charter Amendments requires the affirmative vote of the holders of a majority of the outstanding voting securities. We will obtain this approval on or about December 23, 2008, through the written consent of a majority of the outstanding shares of our voting securities.

Class of Security	Number of Votes to Which Such Class is Entitled	Number of Votes to be Cast	Percentage Received
Common Stock	561,518,380	387,275,989	68.97%

Since we will obtain the required approval for the Charter Amendments by means of this written consent, a meeting to approve the Charter Amendments is unnecessary, and our Board decided to forego the expense of holding one to approve this matter.

The Charter Amendments will become effective upon the filing of the Certificates of Amendment with the Delaware Secretary of State, which is expected to occur following the mailing of this Information Statement to our stockholders and taking of the majority consent.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
MANAGEMENT

The following table and footnotes set forth as of November 14, 2008, the number and percentage of the outstanding shares of Common Stock which, according to the information supplied to the Company, were beneficially owned by (i) each person who is currently a director of AII, (ii) each executive officer, (iii) all current directors and executive officers of AII as a group, and (iv) each person who, to the knowledge of the Company, is the beneficial owner of more than 5% of the outstanding Common Stock.

Except as otherwise noted, the persons named in the table have sole voting and dispositive power with respect to all shares beneficially owned, subject to community property laws where applicable.

Security Ownership of Beneficial Owners of More than 5% of Each Class of AII’s Voting Securities

Title of Security	Name and Address of Beneficial Owner	Amount and Nature of of Beneficial Ownership	Percentage of Class

Common Stock	Pequot Capital Management, Inc.(1)(7)	262,194,911	47.79%
	500 Nyala Farm Road
	Westport, CT 06880

Common Stock	Sherleigh Associates Inc.	143,886,241	26.23%
	Defined Benefit Pension Plan(2)(7)
	920 Fifth Avenue #3B
	New York, NY 10021
	153 E. 53rd Street, 55th Floor
	New York, NY 10022

Common Stock	Ronald I. Heller(3)(7)	109,325,980	19.47%
	700 East Palisade Avenue
	Englewood Cliffs, NJ 07632

Common Stock	Joseph Esposito(4)	72,900,000	12.98%
	3 Trowbridge Drive
	Bethel, CT 06801

Common Stock	Scott Grisanti(5)	61,333,333	10.92%
	3 Trowbridge Drive
	Bethel, CT 06801

Common Stock	Truk Funds(6)	48,000,000	8.55%
	c/o Atoll Asset Management LLC
	One East 52nd Street
	New York, New York 10022
____________

(1) Consists of (i) 131,097,456 shares owned of record, and (ii) 131,097,455 shares issuable upon exercise of warrants at an exercise price of $0.025 per share.

(2) Consists of (i) 71,943,121 shares owned of record, and (ii) 71,943,121 shares issuable upon exercise of warrants at an exercise price of $0.025 per share.
(3) Consists of (i) 90,992,647 shares owned by Heller Capital Investments, over which Mr. Heller has sole voting and investment control, and (ii) 18,333,333 shares owned by Mr. Heller’s IRA account. Mr. Heller’s son’s IRA account holds 7,314,348 shares of record with respect to which Mr. Heller disclaims beneficial ownership.
(4) Consists of (i) 8,900,000 shares of record owned by E4 LLC, which is controlled by Mr. Esposito, (ii) 20,000,000 shares of record owned by Mr. Esposito’s IRA account, (iii) 20,000,000 shares issuable upon exercise of warrants held by E4 LLC at an exercise price of $0.025 per share, (iv) 20,000,000 shares issuable upon exercise of warrants held by Mr. Esposito’s IRA account at an exercise price of $0.025 per share and (v) 4,000,000 shares issuable upon exercise of options held by Mr. Esposito at an exercise price of $0.025 per share.
(5) Consists of (i) 20,000,000 shares owned of record, (ii) 36,000,000 shares issuable upon exercise of warrants at an exercise price of $0.025 per share, and (iii) 5,333,333 shares issuable upon exercise of options at an exercise price of $0.025 per share.
(6) Consists of (i) 17,040,000 shares owned of record by Truk Opportunity Fund, (ii) 17,040,000 shares issuable upon exercise of warrants held by Truk Opportunity Fund at an exercise price of $0.025 per share, (iii) 6,960,000 shares owned of record by Truk International Fund, LP, and (iv) 6,960,000 shares issuable upon exercise of warrants held by Truk International Fund, LP at an exercise price of $0.025 per share.
(7) In accordance with the Master Restructuring Agreement (i) Pequot Capital Management, Inc., and Sherleigh Associates Inc. Defined Benefit Plan have the right to two (2) nominees each to be elected members of the Company’s board of directors, and (ii) Heller Capital Investments has the right to one (1) nominee to be elected a member of the Company’s board of directors.

 Security Ownership of Management (Directors and Executive Officers)

Title of Security	Name and Address of Beneficial Owner	Amount and Nature of of Beneficial Ownership	Percentage of Class

Common Stock	Joseph Esposito(1)	72,900,000	12.98%
	3 Trowbridge Drive
	Bethel, CT 06801
Common Stock	Scott Grisanti(2)	61,333,333	10.92%
	3 Trowbridge Drive
	Bethel, CT 06801
Common Stock	Damien R. Tanaka(3)	27,278,499	4.97%
	3 Trowbridge Drive
	Bethel, CT 06801
Common Stock	Kevin T. Dunphy(4)	7,324,833	1.34%
	3 Trowbridge Drive
	Bethel, CT 06801
Common Stock	Jay S. Bendis (5)	669,250	<1%
	71 Springcrest Drive
	Akron, OH 44333
Common Stock	Ronald A. LaMorte (6)	400,000	<1%
	36 Haystack Hill Road
	Orange, CT 06470
Common Stock	Elan Gandsman (7)	400,000	<1%
	135 College Street
	New Haven, CT 06510
Common Stock	All Directors and	170,305,915	30.33%
	Executive Officers
	As a Group
_________________________

(1) Consists of (i) 8,900,000 shares of record owned by E4 LLC, which is controlled by Mr. Esposito, (ii) 20,000,000 shares of record owned by Mr. Esposito’s IRA account, (iii) 20,000,000 shares issuable upon exercise of warrants held by E4 LLC at an exercise price of $0.025 per share, (iv) 20,000,000 shares issuable upon exercise of warrants held by Mr. Esposito’s IRA account at an exercise price of $0.025 per share and (v) 4,000,000 shares issuable upon exercise of options held by Mr. Esposito at an exercise price of $0.025 per share.

(2) Consists of (i) 20,000,000 shares owned of record, (ii) 36,000,000 shares issuable upon exercise of warrants at an exercise price of $0.025 per share, and (iii) 5,333,333 shares issuable upon exercise of options at an exercise price of $0.025 per share.
(3) Consists of (i) 7,632,000 shares owned of record, (ii) 897,500 shares issuable upon exercise of warrants at an exercise price of $0.0557 per share, (iii) 5,415,665.78 shares issuable upon exercise of options at an exercise price of $0.0557 per share, (iv) 10,000,000 shares issuable upon exercise of warrants at an exercise price of $0.025 per share, and (v) 3,333,333 shares issuable upon exercise of options at an exercise price of $0.025 per share. Brothers and sisters of Mr. Tanaka own 179,500 shares of Common Stock of record with respect to which Mr. Tanaka disclaims beneficial ownership.
(4) Consists of (i) 658,167 shares issuable upon exercise of options at an exercise price of $0.1393 per share, (ii) 5,000,000 shares issuable upon exercise of warrants at an exercise price of $0.025 per share, and (iii) 1,666,666 shares issuable upon exercise of options at an exercise price of $0.025 per share.
(5) Consists of (i) 269,250 shares held of record (ii) 50,000 shares issuable upon exercise of options at an exercise price of $0.40 per share, (iii) 50,000 shares issuable upon exercise of options at an exercise price of $0.55 per share and (iv) 300,000 shares issuable upon exercise of options at an exercise price of $0.052 per share.
(6) Consists of (i) 50,000 shares issuable upon exercise of options at an exercise price of $0.40 per share, (ii) 50,000 shares issuable upon exercise of options at an exercise price of $0.55 per share and (iii) 300,000 shares issuable upon exercise of options at an exercise price of $0.052 per share.
(7) Consists of (i) 50,000 shares issuable upon exercise of options at an exercise price of $0.40 per share, (ii) 50,000 shares issuable upon exercise of options at an exercise price of $0.55 per share and (iii) 300,000 shares issuable upon exercise of options at an exercise price of $0.052 per share.

DISSENTERS' RIGHTS OF APPRAISAL

Pursuant to the DGCL, any stockholder that objects to the Charter Amendments will not have any right to receive from us the fair value of his, her or its shares. The DGCL provides that any provision of our Certificate of Incorporation may be amended by approval of the Board and the affirmative written consent of the holders of a majority of the voting power of the outstanding shares entitled to vote thereon; provided that, any amendment that would adversely affect the rights of the holders of any class or series of Common Stock must be approved by the holders of a majority of the shares of such class or series. The Charter Amendments were adopted by the holders of a majority of the shares entitled to vote thereon.

FINANCIAL STATEMENTS

Copies of the Company’s most recent annual and quarterly financial statements are attached to this Information Statement as Annex B.

ADDITIONAL INFORMATION

 PLEASE READ THIS ENTIRE DOCUMENT. Further information is available by request or can be accessed on the Internet. We are subject to the informational requirements of the Exchange Act, and in accordance therewith, file annual and quarterly reports, proxy and information statements and other disclaimers with the SEC. These documents and other information can be accessed electronically by means of the SEC's home page on the Internet at http://www.sec.gov or at other Internet sites such as http://www.freeedgar.com. A copy of any public filing is also available, at no charge, by contacting the undersigned at (203) 798-1080.

By Order of the Board of Directors,

/s/ Scott Grisanti
Scott Grisanti
Chief Executive Officer

Bethel, Connecticut
December 3, 2008

ANNEX A
CERTIFICATE OF AMENDMENT
TO
CERTIFICATE OF INCORPORATION
OF
ADUROMED INDUSTRIES, INC.

Pursuant to Section 242 of the General Corporation Law of the State of Delaware

Aduromed Industries, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify as follows:

FIRST: Resolutions setting forth a proposed amendment to the Certificate of Incorporation of the Corporation, declaring said amendment to be advisable and directing that said amendment be considered by the stockholders of the Corporation entitled to vote thereon were duly adopted at a meeting of the Board of Directors of the Corporation held on December __, 2008.

SECOND: Thereafter, said amendment was approved in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware by the written consent of a majority of the stockholders of the Corporation entitled to vote thereon (being the holders of the Corporation's Common Stock) and notice to the stockholders eligible to vote, but who did not consent in writing, was delivered as required by Section 228(d).

THIRD: Said amendment would amend the Certificate of Incorporation of the Corporation by changing the name of the Corporation as set forth in Article FIRST to:

“MedClean Technologies, Inc.”

FOURTH: Said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed on the ______ day of January, 2009 and the undersigned does hereby affirm, under the penalties of perjury, that the statements contained herein have been examined by him and are true and correct.

ADUROMED INDUSTRIES, INC.

Chief Executive Officer

CERTIFICATE OF AMENDMENT
TO
CERTIFICATE OF INCORPORATION
OF
ADUROMED INDUSTRIES, INC.

Pursuant to Section 242 of the General Corporation Law of the State of Delaware

Aduromed Industries, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify as follows:

FIRST: Resolutions setting forth a proposed amendment to the Certificate of Incorporation of the Corporation, declaring said amendment to be advisable and directing that said amendment be considered by the stockholders of the Corporation entitled to vote thereon were duly adopted at a meeting of the Board of Directors of the Corporation held on September 26, 2008.

SECOND: Thereafter, said amendment was approved in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware by the written consent of a majority of the stockholders of the Corporation entitled to vote thereon (being the holders of the Corporation's Common Stock) and notice to the stockholders eligible to vote, but who did not consent in writing, was delivered as required by Section 228(d).

THIRD: Said amendment would amend Article FOURTH of the Certificate of Incorporation of the Corporation as follows:

“FOURTH. Shares

The aggregate number of shares which the Corporation shall have the authority to issue is [Eighty Eight Million (88,000,000)] shares, of which [Twenty Eight Million (28,000,000)] shares shall be shares of Common Stock of a par value of $0.0001 each, and Sixty Million (60,000,000) shares shall be shares of Preferred Stock of a par value of $0.0001 each. In connection with such recapitalization, One (1) new share of Common Stock, par value $0.0001 per share, shall be issued for every [fifty] shares of issued and outstanding Common Stock, par value $0.0001 per share. Upon the filing of this Certificate of Amendment, every existing [fifty] shares of Common Stock shall represent the right to receive One (1) new share of Common Stock. No fractional shares shall be issued, and instead, all fractions of shares will be rounded up to the next whole share.”

FOURTH: Said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed on the ______ day of __________, 2009 and the undersigned does hereby affirm, under the penalties of perjury, that the statements contained herein have been examined by him and are true and correct.

ADUROMED INDUSTRIES, INC.

Chief Executive Officer

ANNEX B

Financial Statements

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

PAGE

CONDENSED CONSOLIDATED BALANCE SHEETS AS OF SEPTEMBER 30, 2008 AND DECEMBER 31, 2007	F2

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2008 AND 2007	F3

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2008 AND 2007	F4

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2008 AND 2007	F5

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS	F6

ADUROMED INDUSTRIES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
ASSETS	2008	2007
	(Unaudited)
Current assets
Cash	$3,111,287	$212,215
Accounts receivable (net of $11,418 allowance)	328,028	739,840
Revenues in excess of billings	7,679	-
Inventory	595,006	900,938
Prepaid expenses	-	55,350
Total current assets	4,042,000	1,908,343

Property, plant and equipment, net	272,337	351,179

Long term deposits	17,988	17,988

Total assets	$4,332,325	$2,277,510

LIABILITIES AND STOCKHOLDERS' DEFICIT

Current liabilities
Accounts payable and accrued liabilities	$405,783	$517,402
Deferred revenue	165,595	245,391
Dividends payable	-	864,013
Accrued liquidated damages	-	602,000
Billings in excess of revenue	584,967	1,221,338
Short term secured notes payable	-	1,225,000
Convertible debt, face value $1,225,000, due August 4, 2008	-	28,892
Short term notes payable related party	-	-
Current portion of notes payable	200,022	197,756
Total current liabilities	1,356,367	4,901,792

Notes payable, less current portion	-	62,476

Total liabilities	1,356,367	4,964,268
Stockholders' equity (deficit)
Preferred stock: $.0001 par value; 60,000,000 shares authorized; 0 and 22,043,862 shares issued and outstanding	-	2,204
Common stock: $.0001 par value; 1,400,000,000 shares authorized; 563,406,932 and 21,665,306 shares issued and outstanding	56,341	2,167
Additional paid-in capital	18,848,772	9,363,671
Accumulated deficit	(15,929,155)	(12,054,800)
Total stockholders' equity (deficit)	2,975,958	(2,686,758)

Total liabilities and stockholders' deficit	$4,332,325	$2,277,510

See Notes to Consolidated Financial Statements

ADUROMED INDUSTRIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	For the Three Months Ended
	September 30,
	2008	2007
Revenues
Contract revenues earned	$571,243	$298,838
Sales and service revenues	177,515	304,399
Total revenues	748,758	603,237

Cost of sales	482,239	423,253

Gross profit	266,519	179,984

Operating expenses
Salaries and wages	339,227	396,325
General and administrative expenses	1,015,049	594,032
Depreciation expense	19,585	21,847
Total operating expenses	1,373,861	1,012,204

Loss from operations	(1,107,342)	(832,220)

Other income and expenses
Interest and other income	40,290	7,291
Interest expense	(253,324)	(82,510)
Total other income and expenses	(213,034)	(75,219)

Net loss before income taxes	(1,320,376)	(907,439)

Provision for income tax benefit	-	-

Net loss	$(1,320,376)	$(907,439)

Basic and diluted net loss per common share	$-	$(0.05)

Weighted average common shares outstanding	336,645,470	20,994,455

See Notes to Consolidated Financial Statements

ADUROMED INDUSTRIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
	For the Nine months ended
	September 30,
	2008	2007
Revenues
Contract revenues earned	$1,425,466	$1,413,086
Sales and service revenues	529,273	722,272
Total revenues	1,954,739	2,135,358

Cost of sales	1,291,321	1,345,116

Gross profit	663,418	790,242

Operating expenses
Salaries and wages	1,029,217	1,219,269
General and administrative expenses	2,098,740	1,562,117
Depreciation expense	63,900	68,429
Total operating expenses	3,191,857	2,849,815

Loss from operations	(2,528,439)	(2,059,573)

Other income and expenses
Interest and other income	40,904	21,000
Interest expense	(1,867,256)	(175,823)
Total other income and expenses	(1,826,352)	(154,823)

Net loss before income taxes	(4,354,791)	(2,214,396)

Provision for income tax benefit	-	-

Net loss	$(4,354,791)	$(2,214,396)

Basic and diluted net loss per common share	$(0.04)	$(0.12)

Weighted average common shares outstanding	127,553,445	20,836,677

See Notes to Consolidated Financial Statements

ADUROMED INDUSTRIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Nine months ended
	September 30,
	2008	2007
Cash flows from operating activities:
Net loss	$(4,354,791)	$(2,214,396)
Adjustments to reconcile net loss to
net cash used in operations:
Stocks, Warrants and options issued for services	1,693,261	296,997
Stock issued for debt	1,159,733	-
Depreciation expense	63,900	68,429
Disposal of Fixed Assets	22,249	7,170
Change to allowance for bad debt		(4,682)
Changes in operating assets and liabilities:
Accounts receivable	411,812	(20,535)
Revenues in excess of billings	(7,679)	70,000
Inventory	305,932	(158,376)
Prepaid expenses	55,350	(5,492)
Accounts payable and accrued liabilities	336,502	(832,309)
Deferred revenue	(79,796)	140,829
Billings in excess of revenue	(636,371)	356,165
Dividends payable	(864,013)	315,000
Net cash used in operating activities	(1,893,911)	(1,981,200)

Cash flows from investing activities:
Purchase of fixed assets	(7,307)	(11,686)
Net cash used in investing activities	(7,307)	(11,686)

Cash flows from financing activities:
Issuance of secured notes payable	350,000	1,275,000
Repayments of secured notes payable	-	(127,500)
Repayments of notes payable	(418,985)	(6,661)
Proceeds from issuance of stock	4,946,000	6,292
Cost of issuance of preferred stock and Warrants	(85,500)	(111,032)
Interest on notes payable	8,775	-
Net cash provided by financing activities	4,800,290	1,036,099

Increase (Decrease) in cash and cash equivalents	2,899,072	(956,787)

Cash and cash equivalents, beginning of period	212,215	1,892,336
Cash and cash equivalents, end of period	$3,111,287	$935,549

Supplemental disclosures of cash flow information:
Cash paid for interest	$94,303	$45,780
Supplemental disclosures of non-cash investing and financing activities:
Conversion of note to stock	$1,225,000	$129,299
Accrual of preferred stock dividends	$210,000	$310,000
Conversion of accrued dividend to stock	$480,436	$-
Conversion of acrued liquidated damages to stock	$598,577	$-
Retirement of Preferred Stock	$2,204	$-
Stock issued for recapitalization	$6,328	$-

See Notes to Consolidated Financial Statements

ADUROMED INDUSTRIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. BASIS OF PRESENTATION

The condensed consolidated balance sheets of Aduromed Industries Inc., and subsidiaries (“Aduromed”, the “Company”, “AII”) as of September 30, 2008 and December 31, 2007, the condensed consolidated statements of operations for the three and nine month period ended September 30, 2008 and 2007, and the condensed consolidated statements of cash flows for the nine month period ended September 30, 2008 and 2007 have been prepared by the Company without audit. In the opinion of management, the information contained herein reflects all adjustments necessary to make the presentation of the Company’s condensed financial position, results of operations and cash flows not misleading. All such adjustments are of a normal recurring nature.

The accompanying condensed consolidated financial statements do not contain all of the information and disclosures required by accounting principles generally accepted in the United States of America and should be read in conjunction with the consolidated financial statements and related notes included in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2007, filed on March 31, 2008 and amended on July 24, 2008.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates the realization of assets and satisfaction of liabilities and commitments in the normal course of business. The Company has incurred substantial recurring losses, which raises substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

The Company has available cash and cash equivalents of approximately $3,111,287 at September 30, 2008 which it intends to utilize for working capital purposes and to continue developing its business. On August 4, 2008 the Company closed on a Master Restructuring Agreement (“MRA”) pursuant to which the Company has received $4,946,000 in equity funding and has retired or converted all of its preferred stock, liquidated damages, accrued dividends on the preferred stock and a bridge loan in the amount of $1,225,000 into shares of common stock. Concurrent with the MRA, the Company increased its authorized common shares to 1.4 billion shares of common stock. To supplement its cash resources, the Company continues to pursue a number of alternative financing arrangements with various investment entities. We are currently looking to secure additional working capital to provide the necessary funds for us to execute our business plan through various sources, including bank facilities and equity offerings. However, we continue to incur significant operating losses and the resultant reduction of our cash position. We cannot assure that we will be able to obtain additional funding, and the lack thereof would have a material adverse impact on our business. Moreover, any equity funding could be substantially dilutive to existing stockholders. The aforementioned factors raise substantial doubt about our ability to continue as a going concern.

2. BUSINESS DESCRIPTION - ORGANIZATION

The Company designs, fabricates and installs systems to treat regulated medical waste on site. Its principal products are the Aduromed MedClean® series systems. AII through its subsidiary provides MedClean® systems to hospitals and other medical facilities as efficient, safe, cost-effective and legally-compliant solutions as alternatives to incineration or off-site hauling of untreated medical waste and to other types of alternative treatment technologies and methodologies.

ADUROMED INDUSTRIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

EARNINGS (LOSS) PER COMMON SHARE

The net earnings (loss) per common share are computed by dividing the net loss for the period by the weighted average number of shares outstanding for the period. Outstanding warrants and options for the period ending September 30, 2008 and 2007 amounting to 520,536,489 and 43,658,264 respectively were not included in the calculation for net loss per common share because it would be antidilutive.

Outstanding Preferred A and B class of stock nor the common stock equivalents associated with the conversion feature amounting to 22,043,862 for the period ending September 30, 2007 of both classes of Preferred stock were not included in the calculation for net loss per common share as it would be antidilutive.

The numerator and denominator used in the basic and diluted earnings (loss) per share of common stock computations are presented in the following table:

	Nine months ended		Three months ended
	September 30,		September 30,
	2008	2007	2008	2007
NUMERATOR FOR BASIC AND DILUTED EPS (LPS)
Net loss per statement of operations	$(4,354,791)	$(2,214,396)	$(1,320,376)	$(907,439)
Dividend payable to preferred stockholders	(210,000)	(315,000)	-	(105,000)
Net loss to common stockholders	$(4,564,791)	$(2,529,396)	$(1,320,376)	$(1,012,439)

DENOMINATOR FOR BASIC AND DILUTED EPS (LPS)
Weighted average shares of common stock outstanding	127,553,445	20,836,677	336,645,470	20,994,455

Basic and diluted EPS (LPS)	$(0.04)	$(0.12)	$(0.00)	$(0.05)

USE OF ESTIMATES

The preparation of the accompanying financial statements, in conformity with generally accepted accounting principles, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting periods. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

The Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

The Company maintains cash deposits with financial institutions, which from time to time may exceed federally insured limits. The Company has not experienced any losses and believes it is not exposed to any significant credit risk from cash. At September 30, 2008, the Company has cash balances amounting to $3,011,287 on deposit in one account with a financial institution in excess of the federally insured limits.

ADUROMED INDUSTRIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CONTROL BY PRINCIPAL STOCKHOLDERS

The directors, executive officers, participants in the Master Restructuring Agreement and their affiliates or related parties, own beneficially and in the aggregate, the majority of the voting power of the outstanding shares of the common stock of the Company. Accordingly, the directors, executive officers and their affiliates, if they voted their shares uniformly, would have the ability to control the approval of most corporate actions, including increasing the authorized capital stock of the Company and the dissolution, merger or sale of the Company's assets.

DEPENDENCE ON PRINCIPAL CUSTOMER

One principal customer, Aramark, represents a significant portion of our revenues. We recognized revenue of approximately $472,671 or 24% and $596,225 or 28% of total revenue from Aramark in the nine months ended September 30, 2008 and 2007, respectively. In the current year, the loss of our principal customer would have a significant adverse impact on our business. On a going forward basis we intend to mitigate this dependence.

ACCOUNTS RECEIVABLE

The Company maintains an accounts receivable ledger to track amounts due from individual customers. The Company continuously monitors the creditworthiness of its customers and has established an allowance for amounts that may be uncollectible in the future based on current economic conditions, historical payments and specific customer related collection issues. The allowance for bad debts was $11,418 as of September 30, 2008 and December 31, 2007.

PROPERTY, PLANT AND EQUIPMENT

The Company has property, plant and equipment that consist of automobiles, computers and related accessories, and office furniture. The depreciation is calculated using the straight line method over the life of the property. All property has a useful life of 3 to 10 years. The following table summarizes these assets as of September 30, 2008 and December 31, 2007:

	September 30,	December 31,
	2008	2007
Vehicles	$-	$41,338
Office Furniture	164,525	164,525
Computers and Accessories	174,007	175,485
Leasehold Improvements	117,997	117,997
Total Assets	456,529	499,345
Accumulated Depreciation	(184,192)	(148,166)
Property, Plant and Equipment, Net	$272,337	$351,179

INVENTORY

The Company maintains an inventory, which consists primarily of component parts, spare parts and consumable goods. The average cost method is utilized in valuing the inventory, and is stated at the lower of cost or market. The following table summarizes these assets as of September 30, 2008 and December 31, 2007:

ADUROMED INDUSTRIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	September 30,	December 31,
	2008	2007

Component & spare parts	527,220	742,310
Consumables	19,786	29,384
Advance payments	48,000	129,244
Total inventory	595,006	900,938

REVENUE RECOGNITION

The Company recognizes revenues from fixed-price and modified fixed-price construction type contracts on the percentage-of-completion method, measured by the percentage of cost incurred to date to estimated total cost for each contract. That method is used because management considers total cost to be the best available measure of progress on the contracts. Because of inherent uncertainties in estimating costs, it is at least reasonably possible that the estimates used will change within the near term. The Company typically bills 25% of the contract at signing, 50% upon delivery of components, and the final 25% upon completion of installation and start-up.

Contract costs include all direct material and labor costs and those indirect costs related to contract performance. Selling, general and administrative costs are charged to expense as incurred. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined. Changes in job performance, job conditions, and estimated profitability may result in revisions to costs and income, which are recognized in the period in which the revisions are determined. Changes in estimated job profitability resulting from job performance, job conditions, contract penalty provisions, claims, change orders, and settlements, are accounted for as changes in estimates in the current period.

The Company provides a one year warranty on the systems it installs. The Company also obtains a one year warranty on the system components from the component manufacturer, thereby mitigating potential warranty costs. Accordingly, the Company has accrued no reserve for warranty. After the warranty term expires the Company offers a maintenance agreement of one or more years to the customer. The Customer is billed for, and pays for the maintenance agreement in advance. Revenues from such maintenance agreements are recognized ratably over the lives of the maintenance agreements, with the excess of the amount collected over the amount recognized as deferred revenue. At September 30, 2008 and December 31, 2007, the Company had $165,595 and $245,391, respectively in deferred revenue from maintenance agreements.

Revenues from the sale of accessories, repairs and replacement parts are recognized when the goods are shipped to the customer in accordance with a valid order agreement. The order agreement specifies delivery terms and pricing, and is considered to reasonably assure collection from the customer.

4. CONTRACTS IN PROGRESS

The Company entered into construction type contracts to furnish and install its systems in hospitals. There were five outstanding contracts at September 30, 2008. The following table summarizes these outstanding contracts:

ADUROMED INDUSTRIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Contract	Revenue	Amounts	Revenues in	Billings in excess
Amount	Recognized	Billed	excess of Billings	of Revenues
Outstanding contracts at September 30, 2008
1,327,930	949,221	1,327,930	-	378,709
231,257	29,347	21,668	7,679	-
483,596	163,939	215,271	-	51,332
299,759	64,875	188,632	-	123,757
559,594	528,426	559,594	-	31,168
			7,679	584,966

Outstanding contracts at December 31, 2007
1,327,930	683,593	1,327,930	-	644,337
483,117	458,995	483,117	-	24,122
231,257	12,447	12,447	-	-
483,596	106,076	120,899	-	14,823
257,820	-	257,820	-	257,820
282,948	-	94,316	-	94,316
559,594	5,611	191,531	-	185,920
			-	1,221,338

5. SHORT-TERM NOTES PAYABLE RELATED PARTY

On March 17, 2008, the Company entered into a factoring agreement with a stockholder of the Company whereby the Company received $300,000 secured by specific milestone billings. The company agreed to pay interest at 15% per annum. As further incentive the Company issued 600,000 warrants with an exercise price of $0.09. The estimated value of the warrants is added to paid-in-capital and amortized to interest expense over the life of the loan. The warrant agreement expires on March 16, 2013. On May 23 2008, the Company repaid $50,000 of principal on this note and on August 7, 2008, repaid the remaining balance of $250,000 with accrued interest of $16,200.

6. NOTE PAYABLE

The Company had a note payable to a bank. The note was personally guaranteed by an officer of the Company, and bears interest at the bank’s prime interest rate adjusted quarterly. On September 12, 2008, the Company repaid the outstanding balance of $100,000.

7. PREFERRED STOCK

On August 4, 2008, Sherleigh Associates Inc. Defined Benefit Pension Plan (“Sherleigh”), (i) converted its shares of Series A and Series B Preferred Stock into 20,000,081 shares of common stock of the Company, par value $0.0001 per share (“Common Stock”), (ii) converted accumulated dividends payable on its Preferred Stock as of June 30, 2008 in the amount of $383,576 into 15,343,040 shares of Common Stock and received additional common stock purchase warrants for 15,343,040 shares of Common Stock at an exercise price of $0.025 per share, and (iii) converted liquidated damages in the amount of $215,000 payable to Sherleigh by the Company into 8,600,000 shares of Common Stock and received additional common stock purchase warrants for 8,600,000 shares of Common Stock at an exercise price of $0.025 per share.

On August 4, 2008, the Pequot Funds surrendered their shares of Series A and Series B Preferred Stock to the Company which shares were cancelled, and the Pequot Funds forfeited their right to receive accumulated dividends payable on their Preferred Stock as of June 30, 2008 in the amount of $690,436 and liquidated damages in the amount of $387,000 payable to the Pequot Funds by the Company.

ADUROMED INDUSTRIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Series A and B Preferred Warrants were amended such that they collectively represent the right to purchase 55,999,998 shares of Common Stock at an exercise price of $0.025 per share, of which Pequot Funds holds warrants for the purchase of 36,000,001 shares of Common Stock and Sherleigh holds warrants for the purchase of 19,999,997 shares of Common Stock and weighted average anti-dilution rights have been terminated.

The Amended and Restated Stockholders Agreement, dated as of January 23, 2006 among the Company, Aduromed, the Pequot Funds and Sherleigh was terminated.

8. COMMON STOCK

For the nine months ended September 30, 2008, 525,000 shares of common stock were issued to a business advisor and consultant to the Company as part of his compensation package. The shares were valued at $0.23 per share for a total value of $120,750.

On August 4, 2008 concurrent with the closing of the Master Restructuring Agreement the Company increased its authorized common shares to 1.4 billion shares and:

the Bridge Loan Holders collectively converted a deemed principal amount of $1,275,000 of their notes into 93,750,000 shares of Common Stock and all such Bridge Loan Holders’ outstanding common stock warrants were collectively converted into warrants for the purchase of 93,750,000 shares of Common Stock at an exercise price of $0.025 per share and anti-dilution rights were terminated. All documents entered into in connection with the bridge loan were terminated.

Mr. Esposito and his new management associates invested $1,046,000 into the Company in return for 83,680,000 shares of Common Stock and common stock purchase warrants representing an equal amount of shares of Common Stock at an exercise price of $0.025 per share and

The Pequot Funds invested an additional $1,300,000 into the Company, with post restructuring holdings of 131,097,456 shares of Common Stock and warrants to purchase 131,097,456 shares of Common Stock at $0.025 per share and

Sherleigh invested an additional $700,000 into the Company, with post restructuring holdings of 71,943,023 shares of Common Stock and warrants to purchase 71,943,023 shares of Common Stock at $0.025 per share

On September 2, 2008, the Company issued 4.5 million shares of common stock to an investor relations firm as part of their service contract. The shares were valued at $0.15 per share for a total value of $675,000.

9. RECLASSIFICATION

We reclassified warrants amortization expenses in the three and nine month periods of 2007 from General and Administrative expenses to interest expense to conform to the current period presentation. There is no effect on the net loss for the prior period.

10. SUBSEQUENT EVENTS

On November 1, 2008 the Company commenced leasing a four office suite in Scotch Plains, NY for $3, 710.00 per month for 12 twelve months. . The one year lease commences November 1, 2008 and terminates October 31, 2009

On November 1, 2008, the Company began leasing the remaining 11,834 sq ft of space at its’ existing facility in Bethel, CT. The lease is a triple net lease (NNN) commencing November 1, 2008 and terminating October 31, 2011. The base rent for the first year is $5.50 per sq. ft. with 3% increases for each of the following two years. The additional space will be used to assemble our systems.

Management's Discussion and Analysis or Plan of Operation

Forward Looking Statements

The Company is including the following cautionary statement in this Interim Report on Form 10-Q for any forward-looking statements made by, or on behalf of, the Company including its wholly-owned subsidiary Aduromed Corporation. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements which are other than statements of historical facts. Certain statements contained herein are forward-looking statements and accordingly involve risks and uncertainties which could cause actual results or outcomes to differ materially from those expressed in the forward-looking statements. Our expectations, beliefs and projections are expressed in good faith and are believed by us to have a reasonable basis, including without limitation, management’s examination of historical operating trends, data contained in our records and other data available from third parties, but there can be no assurance that management’s expectation, beliefs or projections will result or be achieved or accomplished. In addition to other factors and matters discussed elsewhere herein, the following are important factors that, in our view, could cause actual results to differ materially from those discussed in the forward-looking statements: technological advances by our competitors, changes in health care reform, including reimbursement programs, changes to regulatory requirements relating to environmental approvals for the treatment of infectious medical waste, capital needs to fund any delays or extensions of development programs, delays in the manufacture of new and existing products by us or third party contractors, market acceptance of our products, the loss of any key employees, delays in obtaining federal, state or local regulatory clearance for new installations and operations, changes in governmental regulations, availability of capital on terms satisfactory to us. We are also subject to numerous Risk Factors relating to manufacturing, regulatory, financial resources and personnel as described in our Annual Report on Form 10-K. We disclaim any obligation to update any forward-looking statements to reflect events or circumstances after the date hereof.

Results of Operations

Three Months Ended September 30, 2008 Compared to Three Months Ended September 30, 2007

Net Revenue

Total revenue for the three months ended September 30, 2008 increased by $145,521 to $748,758 over the same three month period in 2007. Revenues derived from the sales of our MedClean systems increased by $201,918. This was partially offset from a decline in sales and service revenues of $126,884.

Revenues from our MedClean product for the three months ended September 30, 2008 were $571,243 and $298,838 in the same three month period in 2007. The increased revenue was due to the installation of two systems installed in two hospitals.

Revenues derived from the sale of consumables, component parts and service contracts decreased to $177,515 from $304,399 in the same three month period of 2007, a decrease of $126,884. In 2007, we recognized revenue for major upgrades at two hospitals and was not expected to repeat in 2008.

Gross Profit

The gross profit for the three months ended September 30, 2008 was $266,519 (35.6% of total revenue) compared with a gross profit of $179,984 (29.8% of total revenue) for the same three month period of 2007, the gross profit was impacted by sales volume and efficiencies realized during installation.

The components of costs of revenues for products include direct materials, shipping and rigging costs and contract labor primarily used to install, repair and maintain our equipment.

Operating Expenses

Total operating expenses for the three month period ended September 30, 2008 were $1,373,861 compared to $1,012,204 for the same three month period in 2007, an increase of $361,657. The operating expenses for the quarter were primarily the result of increasing the Company’s support from professional service providers to satisfy anticipated growth and compliance with the Master Restructuring Agreement (MRA) dated August 4, 2008. The increases included the issuance of 4.5 million shares of our common stock valued at $675,000 to an Investment Relations firm as part of their compensation; increased legal and professional services amounting to $92,744 and increased employee option expense of $110,000. These increases were offset by the reversal of a $387,000 accrual which is no longer required. Savings on salaries, wages, and employee related expenses amounted to $116,191. All other categories decreased by a net $12,896.

Interest (Income) Expense

Interest income for both periods were approximately the same, $7,514 and $7,291 for the three months ended September 30, 2008 and 2007. We recorded a one time gain of $32,775 in other income during the period. The Company invests its excess cash in a money market account.

Interest expense and amortization for the three months ended September 30, 2008 was $253,324 compared with $82,510 in the same three month period of 2007. Interest expense for the three month period ending September 30, 2008 was $6,972 compared to $41,111 for the three month period ending September 30, 2008. During the quarter we repaid or converted to common stock all but one note payable. In the three month period ending September 30, 2008 we recognized non-cash amortization expense for warrants issued amounting to $246,352 compared to $41,399 in the same three month period of 2007. The increase was due to the amount of new warrants issued as a result of the MRA .

Net loss

Net loss for the three months ended September 30, 2008 was $(1,320,376) compared to a net loss for the same three month period in 2007 of $(907,439)

Net Loss Attributable to Common Stockholders

Net loss attributable to common stockholders for the three months ended September 30, 2008 was $(1,320,376) or $(0.00) cents per share (basic and diluted), compared to a net loss of $(1,012,439) or $(0.05) cents per share (basic and diluted) for the same period in 2007.

Nine Months Ended September 30, 2008 Compared to Nine Months Ended September 30, 2007

Net Revenue

Total revenue for the nine months ended September 30, 2008 was $1,954,739 compared with $2,135,358 for the same nine month period of 2007. Of the revenue decrease, $192,999 was attributable to a decrease of revenues derived from the sale of consumables, component parts and service contracts while sales derived from our MedClean systems decreased $12,380. Contract backlog as of September 30, 2008 was $1,166,328.

Revenues from our MedClean product for the nine months ended September 30, 2008 were $1,425,466 and $1,413,086 in the same nine month period of 2007, a decrease of $12,380.

Revenues derived from the sale of consumables, component parts and service contracts decreased by $192,999 or 26.7% to $529,273 from $722,272 in the same nine month period of 2007. As mentioned in the quarter we had one time sales in 2007 that did not repeat in 2008.

Orders for the MedClean system are contracted by purchase order and are billed in 3 increments. Typically, we bill our customers for 25% of the contract value at signing, 50% when the equipment is shipped to the customer and 25% upon completion of installation and start-up. Consumables and component parts are billed when shipped and service contracts are invoiced at the start of the service period and revenue is pro-rated over the life of the contract.

Gross Profit

The gross profit for the nine months ended September 30, 2008 was $663,418 (33.9% of total revenue) compared with a gross profit of $790,242 (37.0% of total revenue) for the same nine month period of 2007, a decrease of $126,824. Gross profit was impacted by reduced installations and increased cost.

The components of costs of revenues for products include direct materials, shipping and rigging costs and contract labor primarily used to install, repair and maintain our equipment.

Operating Expenses

Total operating expenses for the nine month period ended September 30, 2008 were $3,191,857 compared with $2,849,815 for the same nine month period of 2007, an increase of $342,042. The operating expenses were primarily the result of increasing the Company’s support from professional service providers to satisfy anticipated growth and compliance with the Master Restructuring Agreement (MRA) dated August 4, 2008. The increases included the issuance of 4.5 million shares of our common stock valued at $675,000 to an Investment Relations firm as part of their compensation; these increases were offset by the reversal of a $387,000 accrual in the current quarter which is no longer required. All other categories increased by a net $54,042.

Interest (Income) Expense

Interest income for the nine months ended September 30, 2008 was $8,128 compared with $21,000 of interest income in the same nine month period of 2007 on reduced cash balances available for investment. The Company invests its excess cash in a money market account. As of September 30, 2008 the interest rate was 1.8%. During the quarter the Company recognized a one time gain of $32,775.

Interest expense and amortization for the nine months ended September 30, 2008 was $1,867,256 compared with $175,823 in the same nine month period of 2008. Interest expense for the nine month period ending September 30, 2008 and 2007 was $103,078 and $51,630, respectively. Increased borrowings of $1,375,000 accounted for the interest in 2008. In the nine month period ending September 30, 2008 we recognized non-cash amortization expense for warrants issued amounting to $1,764,178 compared to $124,193 in the same nine month period of 2008. In June of 2007, the Company borrowed $1,275,000 at a rate of 12% per annum due on December 27, 2007. The loan was extended and was due and converted to shares of common stock on August 4, 2008. In consideration of the extension the lenders received 2,450,000 of additional warrants which will expire in five years and, have an exercise price equal to the exercise price of warrants issued in the Company’s next financing involving the issuance of the Company’s common stock or securities convertible into such common stock with proceeds of $2,000,000 or more. As additional consideration for agreeing to such extension these holders were given the right to convert the principal amount of their secured notes into common stock of the Company prior to the Company’s next Qualified Financing at a conversion price equal to one-half of the closing market price of such common stock on the day of conversion. The beneficial conversion feature was calculated at its intrinsic value on December 27, 2007.

Net loss

Net loss for the nine months ended September 30, 2008 was $(4,354,791) compared to a net loss for the same nine month period in 2007 of $(2,214,396).

Net Loss Attributable to Common Stockholders

Net loss attributable to common stockholders for this period of 2008 was $(4,564,791) or $(0.04) cents per share (basic and diluted), compared to a net loss of $(2,529,396) or $(0.12) cents per share (basic and diluted) for the same period in 2007.

During the nine months ended September 30, 2008 and 2007, the Company accrued $210,000 and $315,000, respectively in dividends with an interest rate of 6% on $7,000,000, the total value received for both series A and B preferred stock.

Financial Condition

Liquidity and Capital Resources

The Company’s cash on hand and working capital as of September 30, 2008 and December 31, 2007 are as follows:

	September 30,	December 31,
	2008	2007
Cash on hand	$3,111,287	$212,215
Working capital	$2,685,633	$(2,993,449)

The Company has purchased $7,307 in fixed assets in the first nine months of the current year. Under current conditions the Company anticipates purchasing approximately $30,000 in additional fixed assets in 2008. Net cash used in operating activities totaled $1,885,136 for the nine months ended September 30, 2008.

Our accounts receivable balance may have dramatic swings from one period to another depending upon the timing and the amount of milestone billings included in the balance at the end of any accounting period. There are three milestone billings representing a percentage of the contract value for each installment and our payment terms are ``upon receipt''. Receivable balances are typically paid within 15 days of the invoice date. Billings for maintenance contracts and consumables are due within 45 days and are more numerous but much smaller in value than milestone billings. We review our outstanding receivable balances on a regular basis to ensure that the allowance for bad debt is adequate. Due to the varying nature in the timing and amounts of the receivable balances as noted above, the change in the allowance for doubtful account will not necessarily correlate with the increase or decrease in the accounts receivable balance.
Our inventory balance may have dramatic swings from one period to another depending upon the expected installation date of our MedClean systems and our accounts payable balances can have similar swings depending on payment terms and any volume purchases or discounts we may take advantage of from time to time. During the nine months ended September 30, 2008, the Company reduced its inventory on hand by $305,932 to $595,006. The accounts payable balance as of September 30, 2008 was $405,783.

On March 17, 2008, the Company entered into a factoring agreement with a stockholder of the Company whereby the Company received $300,000 secured by specific milestone billings .The Company agreed to pay interest at 15% per annum. As further incentive the Company issued 600,000 warrants with an exercise price of $0.09. The warrant agreement expires on March 16, 2013. On May 23, 2008, the Company repaid $50,000 of principal on this note and on August 7, 2008 repaid the remaining $250,000 plus accrued interest amounting to $16,200.

On February 21, 2008, the Company borrowed an additional $50,000 on a $100,000 line of credit it has with a bank. The balance of $100,000 is due in 2012. The Company plans on repaying this loan by year end.

On August 4, 2008 the Company closed on a Master Restructuring Agreement whereby the Company has received $4,946,000 in equity funding and has retired or converted all of its preferred stock, liquidated damages, accrued dividends on the preferred stock and a bridge loan in the amount of $1,225,000 into shares of common stock. Concurrent with the MRA, the Company increased its authorized common shares to 1.4 billion shares of common stock.

AII had an obligation to pay dividends on the value of its preferred stock at a rate of 6%. We have accrued $1,074,013 in dividends payable. On August 4, 2008, $383,576 was converted into 15,343,040 shares of common stock and warrants to purchase 15,343,040 shares of common stock at $0.025 per share. The balance of the accrued dividends was surrendered to the Company.

AII has accrued $602,000 in liquidated damages payable to its preferred stockholders. On August 4, 2008, $215,000 was converted into 8,600,000 shares of common stock and warrants to purchase 8,600,000 shares of common stock at $0.025 per share. The balance of accrued liquidated damages was surrendered to the Company.

To supplement its cash resources, the Company has been pursuing a number of alternative financing arrangements with various investment entities. We are currently looking to secure additional working capital to provide the necessary funds for us to execute our business plan through various sources, including bank facilities, bridge loans and equity offerings. However, we continue to incur significant operating losses and the resultant reduction of our cash position. We cannot assure that we will be able to obtain additional funding, and the lack thereof would have a material adverse impact on our business. Moreover, any equity funding could be substantially dilutive to existing stockholders. The aforementioned factors raise substantial doubt about our ability to continue as a going concern.